Exhibit 99.1

Nevro Announces Preliminary Unaudited Fourth Quarter and

Full Year 2018 Revenue

REDWOOD CITY, Calif., Jan. 7, 2019 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018

The company announced that preliminary unaudited fourth quarter 2018 worldwide revenue is expected to be in the range of $107.6 to $108.1 million, compared to $98.0 million in the prior year quarter. Preliminary unaudited U.S. revenue for the fourth quarter of 2018 is expected to be in the range of $91.5 to $91.8 million, compared to $81.1 million in the prior year quarter. Preliminary unaudited international revenue for the fourth quarter of 2018 is expected to be in the range of $16.1 to $16.3 million, compared to $16.9 million in the prior year quarter.

Full Year 2018

Nevro’s preliminary unaudited full year 2018 revenue is expected to be in the range of $386.9 to $387.4 million, compared to $326.7 million in the prior year. Preliminary unaudited U.S. revenue for the full year 2018 is expected to be in the range of $321.6 to $321.9 million, compared to $263.5 million in the prior year. Preliminary unaudited international revenue for the full year 2018 is expected to be in the range of $65.3 to $65.5 million, compared to $63.2 million in the prior year.

Nevro’s CEO Rami Elghandour will be presenting at the J.P. Morgan Healthcare Conference in San Francisco on Wednesday, January 9, 2019 at 10:30 am pacific time. The investor presentation materials are available now on the “Investors” section of the company’s website at www.nevro.com, and the live presentation on January 9th will be webcast and archived there.

About Nevro Corp.

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The Senza® System and Senza II™ System are the only SCS systems that deliver Nevro’s proprietary HF10® therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for its fourth quarter and full year 2018 worldwide, U.S. and international revenue; and its expectations for worldwide revenue for the full year 2018. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 22, 2018 and our Quarterly Report on Form 10-Q filed on November 5, 2018, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our preliminary operating results for the quarter and full year ended December 31, 2018 are subject to adjustment as we complete our year-end audit and other processes and are not necessarily indicative of our operating results for any future periods.

Investor Relations:

Juliet Cunningham

Nevro Investor Relations

ir@nevro.com